PALLADIUM CAPITAL ADVISORS, LLC

10 ROCKEFELLER PLAZA, SUITE 909

NEW YORK, NEW YORK 10020

TEL (646) 485-7297     FAX (646) 390-6328

JP@PALLADIUMCAPITAL.COM

October 6, 2016

Marco Alfonsi

Chief Executive Officer

Wrapmail Inc.

960 South Broadway, Suite 120

Hicksville, NY, 11801

Office: 516-590-1846 Ext. 103

Cell: 516-205-4751

Re:

Placement Agent Agreement

Dear Mr. Alfonsi:

This will confirm the understanding and agreement (the “Agreement”) between PALLADIUM CAPITAL ADVISORS, LLC, a Delaware limited liability company (“Palladium”), and WRAPMAIL, INC., a Florida corporation (the “Company”), as follows:

1.

The Company hereby engages Palladium on a best efforts basis as its exclusive agent in the private placement or similar unregistered transaction of equity or equity-linked securities of the Company (the “Securities”) to a limited number of institutional, accredited individual or strategic investors (each an “Investor”) at a price and upon terms satisfactory to the Company (the “Transaction”). For purposes hereof, the term “Securities” also includes a convertible loan or other type of investment convertible into or exchangeable for or otherwise linked to the equity of the Company.

2.

The appointment and authorization of Palladium under Section 1 of this Agreement shall commence as of the date listed above and shall expire 12 months thereafter (the “Term”).

3.

The Company agrees to pay Palladium, upon the closing of each Transaction with Investors (each, a “Closing”), the following compensation:

(i)

10% of the aggregate consideration actually received in each Closing, payable in cash by wire transfer at the time of the Closing, and

(ii)

warrants to purchase 9% of the number of shares of the common stock of the Company sold to Investors at such Closing, taking into consideration any increase in shares under a ratchet or similar provision pursuant to which the number of shares initially purchased is subsequently increased (the “Warrants”). The Warrants will be identical to any warrants issued to Investors.

In the event the Company executes a letter of intent or binding agreement to enter into a merger, spinoff, share exchange, stock swap, business combination or reorganization, acquisition of some or all of the stock or assets of another company, purchase or sale of some or all of the stock or assets of the Company, joint venture, licensing agreement, royalty agreement, distribution agreement or any similar transaction or combination thereof (any such transaction being referred to herein as a “Related Transaction”), at any time during the Term with an entity introduced to the Company by Palladium, then the Company shall pay Palladium a fee of 3% in cash and 3% in Company common stock of the aggregate consideration received by the Company and its security holders in connection with such Related Transaction.

The foregoing fees are payable for any sale of Securities that occurs during the Term or within 24 months thereafter with respect to Investors identified by Palladium.

4.

The Company shall also pay Palladium a non-accountable expense allowance of 1% of the aggregate gross cash proceeds actually received by the Company in any Closing.

5.

The Company agrees to provide indemnification as set forth in Annex A attached hereto and made a part hereof.

6.

The provisions of Sections 3, 4, and 5 (including, without limitation, the provisions of indemnification referred to in Section 5) shall survive the expiration or termination of this Agreement.

7.

The Company acknowledges and agrees that Palladium will be using, and relying upon, the Company to furnish Palladium with written materials and information, including but not limited to financial statements, to be provided to potential Investors (the “Materials”) describing the Company and the Transaction (or Related Transaction) concerning the Company’s business, operations, assets, liabilities and receivables, and Palladium will be using, and relying upon, such Materials supplied by the Company, its officers, agents, and others and any other publicly available information without any independent investigation or verification thereof or independent appraisal by Palladium of the Company or its business or assets. Palladium does not assume responsibility for the accuracy or completeness of the Materials, including but not limited to any disclosure materials related to the Transaction (or Related Transaction), except for such information that is provided in writing by Palladium to the Company that is independently produced by Palladium and not based on Materials provided by the Company or information available from generally recognized public sources. The Company shall provide Palladium with access to the Company’s officers, directors, accountants, counsel and other advisors, and shall notify Palladium of any events that might have a material effect on the financial condition of the Company. The Company represents and warrants to Palladium that all information concerning the Company, including, without limitation, all information contained in the Materials, will be true, complete and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. If at any time prior to the completion of a Transaction (or Related Transaction) an event occurs which would cause the Materials (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly notify Palladium of such event. Notwithstanding any previously executed non-disclosure agreement, Company agrees Palladium is permitted to show Materials to prospective investors in order to induce them to participate in a Transaction as contemplated by this Agreement.

8.

Palladium and Company each represent, warrant and agree to the other that neither it, nor any of its directors, executive officers, other officers or employees participating in the offering of Securities, general partners or managing members, or any of the directors, executive officers or other officers participating in the offering of Securities of any such general partner or managing member (each, a “Covered Person” and, together, “Covered Persons”), is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the other on or prior to execution hereof. Each of Palladium and Company shall provide prompt written notice to the other of any Disqualification Event relating to any Covered Person, or any event that would, with the passage of time, become such a Disqualification Event, prior to each Closing. Each represents and warrants that it is not aware of any person other than a Covered Person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of Securities.

9.

Upon a Closing, the Company agrees that Palladium has the right to place notices and/or advertisements in financial and other newspapers and journals (whether in print or on the internet), and to publicize on its own website and/or marketing materials, at its own expense, describing its services to the Company hereunder.

10.

Nothing contained in this Agreement shall limit or restrict the right of Palladium or of any member, employee, agent or representative of Palladium, to be a shareholder, member, partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of Palladium to render services of any kind to any other corporation, company, firm, individual or association.

11.

The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

12.

Any notices hereunder shall be in writing, and shall be sent to the Company and to Palladium at their respective addresses set forth above. Any notice shall be given by email sent registered or certified mail, postage prepaid, or by reputable overnight courier such as FedEx, and shall be deemed to have been given when deposited in the United States mail or delivered by overnight courier or upon confirmed receipt if delivered by e-mail. Either party may designate any other address to which notice shall be given by giving written notice to the other party of such change of address in the manner herein provided.

13.

Each party hereby represents and warrants to the other party that it has the full and complete right and authority to enter into the Agreement, that all required action has been taken by it as is necessary to authorize it to enter into this Agreement, that it is fully bound by the terms hereof, and that the person executing this agreement on its behalf is authorized to do so and does bind the undersigned hereto without the joinder or further approval of any other person whomsoever.

14.

Company acknowledges and agrees that Palladium has been retained to act solely as independent contractors and in such capacity shall not act as agent or employee of Company.

15.

This Agreement shall inure to the benefit of and be binding upon the respective, Affiliates, successors and assigns of the parties hereto. The term “Affiliates” shall mean, with respect to any person or entity, any other person or entity who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with such person or entity and any spouse, parent or issue of any such person; “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person or entity whether through ownership of voting securities, by contract or otherwise.

16.

THE PARTIES HERETO AGREE THAT ALL DISPUTES ARISING FROM OR RELATING TO THE AGREEMENT WILL BE RESOLVED BY ARBITRATION IN NEW YORK CITY PURSUANT TO THE ARBITRATION RULES OF FINRA WITH RESPECT TO DISPUTES BETWEEN FINRA MEMBERS AND THEIR CUSTOMERS. THIS AGREEMENT CONTAINS A PREDISPUTE ARBITRATION CLAUSE. BY SIGNING AN ARBITRATION AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

(1) All parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(2) Arbitration awards are generally final and binding; a party's ability to have a court reverse or modify an arbitration award is very limited.

(3) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(4) The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

(5) The panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

(6) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(7) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement.

17.

Subject to the foregoing, this Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to its principles governing conflict of laws or choice of law. The parties irrevocably agree that any legal action or proceeding under, arising out of or in any manner relating to this Agreement shall be brought exclusively in any court of competent jurisdiction in the County of New York, State of New York. Each of the parties, by its execution and delivery of this Agreement, expressly and irrevocably assents and submits to the jurisdiction of any of such courts in any such action or proceeding. The parties further irrevocably consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by registered or certified mail or overnight courier in the manner prescribed in Section 12 hereof. The parties further irrevocably consent that any judgment rendered by such court in the State of New York may be entered in other court having competent jurisdiction thereof.

18.

This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

19.

Palladium acknowledges that it is not granted any right or authority to assume or create any obligation or liability or too make any representation, covenant, agreement or warranty, express or implied or Company’s behalf, or to bind Company in any matter whatsoever. Palladium will not have any rights or obligations in connection with the sale and purchase of the Securities contemplated by this Agreement except as expressly provided in this Agreement. In no event will Palladium be obligated to purchase the Securities for its own account or for the accounts of its customers. Palladium will have the right, but not the obligation, however, to determine the allocation of the Securities among potential purchasers introduced by Palladium, provided that such allocation is reasonably acceptable to the Company.

20.

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

21.

Palladium is not an expert on, and cannot render opinions regarding, legal, accounting, regulatory, or tax matters. The Company should consult with its other professional advisors concerning these matters before undertaking any transaction. All services, advice and information and reports provided by Palladium to the Company in connection with this assignment shall be for the sole benefit of the Company and shall not be relied upon by any other person.

Palladium is delighted to accept this engagement and looks forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our understanding by signing below, whereupon this letter shall constitute a binding agreement as of the date first above written.

As set forth in Paragraph 16 at page 4 above, this Agreement contains an agreement to arbitrate disputes.

Very truly yours,

PALLADIUM CAPITAL ADVISORS, LLC

By: ___________________________________

Joel Padowitz, Chief Executive Officer

ACCEPTED AND AGREED

AS OF THE DATE FIRST

ABOVE WRITTEN:

WRAPMAIL, INC.

By:______________________________________

Marco Alfonsi

Chief Executive Officer

[Annex A follows]

Annex A

Indemnification Provisions

In connection with the engagement of Palladium by the Company pursuant to the Agreement, the Company hereby agrees as follows:

1.

In connection with or arising out of or relating to the engagement of Palladium under the Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Agreement, the Company agrees to reimburse Palladium, its affiliates and their respective members, officers, employees, agents and controlling persons (each an “Indemnified Party”) promptly upon demand for actual, out-of-pocket expenses (including reasonable fees and expenses for legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in respect thereof (collectively, a “Claim”). The Company also agrees (in connection with the foregoing) to indemnify and hold harmless each Indemnified Party from and against any and all out-of-pocket losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, including any amount paid in settlement of any litigation or other action (commenced or threatened) to which the Company shall have consented in writing (such consent not to be unreasonably withheld), whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the Company shall not be liable pursuant to this paragraph in respect of any loss, claim, damage or liability to the extent that a court or other agency having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such loss, claim, damage or liability was incurred solely as a direct result of fraud, willful misconduct or gross negligence of such Indemnified Party. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its partners, security holders or creditors related to or arising out of the engagement of Palladium pursuant to, or the performance by Palladium of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is determined in a final judgment (not subject to further appeal) by a court to have resulted solely from fraud, willful misconduct or gross negligence of the Indemnified Party.

2.

An Indemnified Party shall have the right to retain separate legal counsel of its own choice to conduct the defense and all related matters in connection with any Claim. The Company shall pay the reasonable fees and expenses of such legal counsel, and such counsel shall to the fullest extent, consistent with its professional responsibilities, cooperate with the Company and any legal counsel designated by the Company.

3.

The Company will not, without the prior written consent of each Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person against whom such Claim may be brought hereunder from any and all liability arising out of such Claim.

4.

In the event the indemnity provided for in paragraphs 1 and 2 of this Annex A is unavailable or insufficient to hold any Indemnified Party harmless, then the Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party’s losses, claims, damages and liabilities as to which the indemnity provided for in paragraphs 1 and 2 of this Annex A is unavailable or insufficient (i) in such portion as appropriately reflects the relative benefits received by the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the matters as to which losses, claims, damages or liabilities relate, or (ii) if the allocation provided by (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, as well as any other equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other out-of-pocket fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, Palladium’s share of the liability hereunder shall not be in excess of the amount of fees actually received by Palladium under the Agreement (excluding any amounts received as reimbursement of expenses by Palladium). No person guilty of fraud, willful misconduct or gross negligence shall be entitled to contribution from any person who was not guilty of such fraud, willful misconduct or gross negligence.

5.

In the event any Indemnified Party is requested or required to appear as a witness in any action, suit or proceeding brought by or on behalf of or against the Company or any affiliate or any participant in a Transaction covered hereby in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse Palladium and each Indemnified Party for all reasonable disbursements incurred by them in connection with such Indemnified Party’s appearing and preparing to appear as a witness, including, without limitation, the fees and disbursements of their legal counsel, and to compensate Palladium and each Indemnified Party in an amount to be mutually agreed upon.

6.

All amounts due under the Indemnification Provisions of this Annex A shall be payable within ten (10) days after written notice of such event giving rise to the indemnification obligations, and if not paid within such 10-day period, such amounts shall bear interest at a rate of 1.5% per month or at the highest rate permitted under the laws of the State of New York, whichever rate is lower.

7.

These Indemnification Provisions shall remain in full force and effect in connection with the transactions contemplated by the Agreement whether or not consummated, and shall survive the expiration or termination of the Agreement, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Agreement or otherwise.

8.

Each party hereto consents to personal jurisdiction and service of process and venue in any court in the State of New York in which any claim for indemnity is brought by any Indemnified Person.

PALLADIUM CAPITAL ADVISORS, LLC

WRAPMAIL, INC.

By:_____________________________

By:___________________________

Joel Padowitz

Marco Alfonsi

Chief Executive Officer

Chief Executive Officer

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